Exhibit 10.16

Case 2:14-cv-01374Document 1108Filed 10/31/16Page 1 of 6 PagelD #: 37839

SETTLEMENT TERM SHEET

This term sheet sets out the principles, terms and conditions of the agreed upon settlement between West Virginia-American Water Company (“WVAW”), American Water Works Service Company, Inc. and American Water Works Company, Inc.  (collectively, the “American Water Defendants”) and all class members, putative class members, claimants and potential claimants (collectively, “Plaintiffs”) as described below. The parties will further document all necessary detailed terms and criteria that will govern the settlement, the court approval process and the administration of claims in a final settlement agreement (“Agreement”). The final Agreement will identify a proposed settlement class for certification by the Court and the parties will direct notice to the class members and seek final Court approval of the Agreement consistent with Rule 23 of the Federal Rules of Civil Procedure.

1.

By entering into this term sheet and any subsequent settlement agreement, the American Water Defendants admit no fault or liability for any of the allegations made in any of the actions to be resolved.

2.

The parties will jointly develop a notice regime, subject to Court approval, that will seek to maximize participation under this Agreement. In order to accomplish this, the parties will retain a nationally recognized notice expert.

3.

Structure of Settlement Payments:  The parties intend that the monies made available by the American Water Defendants under the settlement will be divided into two tiers, with the first tier comprised of a settlement fund (“Guaranteed Fund”) for making specified payments to qualifying class members and the second tier comprised of a mechanism to determine and pay claim amounts (“Claim Based Payments”) with adequate support for damages sought. The criteria for payment including a potential cap on claims will be negotiated by the parties. The American Water Defendants' total contribution under this settlement shall not under any circumstances exceed $126 million.

a.	Guaranteed Fund:

i.

Following final approval of  the settlement  by  the  Court, the American Water Defendants agree to contribute $76 million into a settlement fund to be administered and distributed in the form  of  direct  payments  to residential and business class members. In order to be eligible to receive this direct payment, there will need to be satisfactory proof provided to the claims administrator that as of January 9, 2014, the class member was a residential or business customer of WVAW served by the Kanawha Valley Treatment Plant.

ii.	Each qualifying residential class member may receive a single uniform payment (in an amount to be negotiated).
iii.

Each qualifying business customer may receive a single uniform payment (in an amount to be negotiated) that will be treated as compensation for all claims or potential claims by that business customer.

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iv.

Subject to further negotiation, the parties intend that the monies received from the settlement between the Plaintiffs and Eastman Chemical Company (“Eastman”) will be considered together with the monies in the Guaranteed Fund in this settlement in making payments to qualified class members.

v.

Any monies remaining in the Guaranteed Fund after all timely claims have   been paid shall first be used to pay claims made for Claims Based Payments as discussed below, and if not exhausted by Claims Based Payments the remaining monies in the Guaranteed Fund will be distributed as additional pro rata payments to class members who accepted standard payments from the Guaranteed Fund.

b.	Claims Based Payments:

i.

The American Water Defendants will make available up to $50 million for Claims Based Payments. Class members who do not wish to accept the standard payment from the Guaranteed Fund may forgo the standard payment and instead pursue a Claims Based Payment based on submission of claim forms (by a date certain to be determined) with appropriate objective documentation and a determination by the settlement administrator of a demonstrated payment amount under criteria to be negotiated by the parties.

ii.

Wage earners who were not customers of WVAW served by the KVTP on January 9, 2014 and who assert that they lost wages due to the closure of business customers served by the KVTP may make a claim for a Claims Based Payment with appropriate objective documentation and a determination by the settlement administrator of a demonstrated payment amount under criteria to be negotiated by the parties.

iii.

Claims Based Payments will be paid following determination by the administrator of the amount to be paid to all claimants under the criteria to be negotiated by the parties, with funds first depleting the remaining Guaranteed Funds and then using the American Water Defendants' Claims Based Payment funds up to $50 million.

c.	Attorneys' Fees and Administrative Costs of Settlement

i.	The amount of attorneys’ fees and costs payable through the settlement are subject to approval by the Court pursuant to Rule 23 of the Federal Rules of Civil Procedure.

ii.

All attorneys’ fees and administrative costs of settlement will be paid from the Guaranteed Fund and/or Claims Based Payment fund expended and/or the Eastman settlement amount in a manner to be negotiated.

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iii.	The American Water Defendants shall have no other obligation to pay attorneys' fees or administrative costs of settlement.

4.

This proposal is intended to accomplish a global resolution of all  litigation  and  all  potential claims against the American Water  Defendants  and their  insurers  arising from the January 2014 chemical spill into the Elk River from the Freedom Industries, Inc. site,  any uptake of the spilled chemical into Kanawha Valley Distribution System operated by WVAW, any response to the spill or the introduction of the chemical, and all effects that resulted and all claimants irrespective of whether they are represented by the signatories to this claim sheet, including an express release of all related pending and future matters against any of the American Water Defendants in either state or federal court, including those matters identified on Exhibit A. [ADD LIST OF ALL MATTERS PENDING]. Individuals and entities who previously opted out of the class, whether or not they have filed independent state court actions, are expected to participate in the settlement and to release and dismiss any pending or potential future claims against the American Water Defendants and its insurers consistent with the scope of the release.

5.

The settlement is contingent on achieving participation of all potential claimants though the parties anticipate that some relatively small number of claimants may opt out of participation in any future settlement. Counsel who have negotiated this Term Sheet on behalf of Plaintiffs have represented that they intend to work within the terms of the settlement. The American Water Defendants will have the option of terminating obligations under the Class Settlement if opt outs exceed either 900 individual claimants or 250 business claimants.

6.

Payment of claims will be made through an agreed upon claims process to be administered by an agreed upon administrator. Plaintiffs and the American Water Defendants intend to work with Eastman to develop a mutually acceptable claims process that will allow distribution of funds from this settlement and the Eastman settlement in a coordinated manner through a single administrator. The administrator of the claims process shall be selected jointly by Class counsel and counsel for Eastman and the American Water Defendants.

7.

This term sheet is binding in principle and subject to the Court’s approval of a final settlement agreement, the terms of which will be negotiated to a reasonable conclusion between Plaintiffs and the American Water Defendants.

8.	Regulatory Issues:

a.

WVAW will not seek rate recovery from the Public Service Commission of    West Virginia for response costs incurred by WVAW relating to the Freedom spill. The approximate amount of these potential claims that will not be pursued is $4 million.

b.	WVAW will not seek rate recovery from the Public Service Commission of West Virginia for amounts paid pursuant to the final Settlement.

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Revision 10/31/16

/s/ Stuart Calwell
Stuart Calwell, Esq. (WVSB #0595)
Alex McLaughlin , Esq. (WVSB #9696)
The Calwell Practice, LC
Law and Arts Center West
500 Randolph Street
Charleston, West Virginia 25302
Phone: 304-343-4323
Facsimile: 304-344-3684
scalwell@calwelllaw.com
amclaughlin@calwelllaw.com

/s/ Kevin W. Thompson
Kevin W. Thompson, Esq. (WVSB #5062)
Thompson Barney
2030 Kanawha Boulevard, East
Charleston, West Virginia 25311
Phone: 304-343-4401
Facsimile: 304-343-4405
kwthompsonwv@gmail.com

/s/ Van Bunch
Van Bunch, Esq. (WVSB #10608)
Bonnett Fairbourn Friedman & Balint PC
2325 E. Camelback Road, Suite 300
Phoenix, Arizona 85016
Phone: 602-274-1100
vbunch@bffb.com

/s/ Jonathan R. Marshall
Jonathan R. Marshall (WVSB #10580) Bailey & Glasser LLP
209 Capitol Street
Charleston, WV 25301
Phone: 304-345-6555
Facsimile: 304-342-1110
JMarshall@baileyglasser.com

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/s/ Thomas J. Hurney, Jr.
Thomas J. Hurney, Jr. (WV Bar No. 1833)
JACKSON KELLY PLLC
500 Lee Street, East, Suite 1600 (25301)
P. O. Box 553
Charleston, West Virginia 25322
(304) 340-1000

/s/ Kent Mayo
Kent Mayo (admitted Pro Hac Vice)
BAKER BOTTS L.L.P.
1299 Pennsylvania Avenue, NW
Washington, DC 20004
(202) 639-1122

Counsel for the American Water Defendants

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Revision 10/31/16

/s/ Anthony J. Majestro
Anthony J. Majestro, Esq. (WVSB #5165)
Powell & Majestro, PLLC
405 Capitol Street , Suite P-1200
Charleston, WV 25301
Phone: 304-346-2889
Facsimile: 304-346-2895
mailto:amajestro@powellmajestro.com

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